SCHEDULE 14A

PROXY STATEMENT PURSUANT TO SECTION 14(a) OF THE

SECURITIES EXCHANGE ACT OF 1934

(Amendment No.     )

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WESTERN DIGITAL CORPORATION

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Stockholder Update November 2019

Global Data Infrastructure Leader

Western Digital is a leading data infrastructure company with an expansive portfolio of technologies, storage devices, systems and solutions for business and consumers alike

Headquarters: San Jose, CA

Employees: ~62,000

Patents: ~14,000

Revenue: $16.6 Billion

Non-GAAP Gross Profit: $5.0 Billion[1]

Addressable Market: ~$110 Billion by FY2024[2]

Key Indices: S&P500, NASDAQ100

Western Digital

SanDisk

WD

G-Technology

[1]FY2019. See Appendix for reconciliations of GAAP to non-GAAP measures.
[2]WDC estimates. Includes Client Devices, Client Solutions, Data Center Devices.

Western Digital.
© 2019 Western Digital Corporation or its affiliates. All rights reserved.
2

Western Digital is Well Positioned to Capitalize on the Growth and Value of Data

~32ZB[1]
data created in 2018

~103ZB[1]
projected data created in 2023

Projected Exabyte CAGR CY18 – CY23

Data Center SSD
+44%
Capacity Enterprise HDD
+34%
Other
+11%

Core — Edge — Endpoints

BIG DATA

- Machine Learning
- Genomics Research
- Batch Analytics
- Predictive Modeling
- Supply Chain Optimization

FAST DATA

- Autonomous Vehicles
- Manufacturing Robotics
- Wearable Diagnostics
- Video Capture / Analytics
- Home Automation
- AI
- Real-time Analytics
- IoT

Source: IDC Global DataSphere Forecast, 2019-2023: Consumer Dependence on the Enterprise Widening, January 2019, DOC #US44615319.
[1] Zettabytes

Western Digital. © 2019 Western Digital Corporation or its affiliates. All rights reserved. 3

The data storage industry experiences downturns that can impact near-term financial results Our strategy and operating model are designed to enable the company to successfully navigate through down phases and be well-positioned for leadership when we enter the up phases Managing Through Industry Cyclicality 1 See Appendix for reconciliations of GAAP to non-GAAP measures. Western Digital’s diversified portfolio enables us to manage through market fluctuations and continue delivering long-term value ($ in billions)

Developing and investing in new technologies and partnerships to build on technology leadership Delivering the strongest product portfolio in our company’s history Remaining focused on operational efficiency Positioned for Growth Despite a challenging year, in fiscal 2019 we remained focused on activities that drive long-term value creation for our stockholders: Strength of Product Portfolio Strong adoption of 14-terabyte high capacity drives across customer base Successfully launched internally developed solid-state drive platforms, delivering significantly higher performance vs. prior offerings First to launch 3D flash-based automotive grade products with unique capacities and capabilities Technology Advances In flash, first to launch 96-layer 3D technology combining industry-leading storage capacity, performance & reliability at competitive cost In hard drives, significant progress toward bringing energy assisted recording technology to market In May 2019 announced formal agreement with flash joint venture partner Kioxia Corporation to jointly invest in a new fab facility Operational Focus In January 2019 announced a program to reduce annualized cost of revenue and operating expenses by $800M In Q1 2019 recognized need to proactively slow down capital deployment and wafer starts to align with our view of demand for flash Accelerated streamlining of our hard drive manufacturing footprint to focus on higher growth, higher margin segments, such as capacity enterprise Key to our strategy is investing for the long term, maintaining our technological advantage across our suite of products and continually improving our operations The Company’s efforts have produced the strongest product portfolio in our history and a leaner operating structure, positioning our business to deliver significant operating leverage as business conditions improve further

Board-Driven Stockholder Engagement We maintain a robust, year-round stockholder engagement program led by the Board of Directors The Governance Committee oversees our stockholder engagement process Directors regularly participate in stockholder outreach to facilitate direct connectivity with our investors Board-Driven Engagement 1 Ongoing dialogue provides stockholders with transparency into our executive compensation design and governance practices Stockholder feedback is relayed to our management team and the Board Year-Round Engagement and Reporting 2 The Board routinely reviews our executive compensation design and governance practices with an eye towards continual improvement Stockholder input informs the evolution of our practices Transparency and Informed Compensation Decisions and Governance Enhancements 3

Board Composition Facilitates Effective Oversight Focused on thoughtful Board refreshment Kimberly Alexy and Stephanie Streeter bring decades of experience in strategic leadership in vertically integrated manufacturing, supply chain and distribution New Director: Kimberly Alexy More than 20 years of experience in capital markets, corporate finance and investing, and is an active board member at publicly-traded technology companies Deep expertise in in finance, securities and corporate governance Specialized knowledge in cybersecurity issues New Director: Stephanie Streeter Extensive senior executive leadership experience overseeing companies with manufacturing and operations across the globe Valuable experience in development and implementation of corporate strategy, as well as balance sheet, manufacturing network and cost base management Kimberly Alexy Director since 2018 Principal, Alexy Capital Management Tunç Doluca Director since 2018 President & CEO of Maxim Integrated Martin Cole Director since 2014 Former Group Chief Executive, Technology of Accenture plc Stephen Milligan Director since 2013 CEO of Western Digital Kathleen Cote Director since 2001 Former CEO of Worldport Communications, Inc. Stephanie Streeter Director since 2018 Former CEO of Libbey Inc. Len Lauer Lead Independent Director Director since 2010 Chairman & CEO of Memjet Matthew Massengill Chairman of the Board Director since 2000 Former President & CEO of Western Digital

Alexy Cole Cote Doluca Lauer Massengill Milligan Streeter Industry Experience (8/8) Risk Management (8/8) Information Technology & Cybersecurity (6/8) Executive-Level Leadership (7/8) Human Resources Management (7/8) Business Development & Strategy (8/8) Finance & Accounting (8/8) Manufacturing & Operations (6/8) Global Business (7/8) Sales & Marketing (7/8) Corporate Governance (8/8) Government, Legal & Regulatory (7/8) Skills and Experience Aligned with Strategy Our Board is highly engaged and well qualified, with diverse skillsets to effectively oversee our evolving and growing business Gender Director Skills and Expertise Women Men 37.5% Women ≤ 60 years 61-69 years 70+ years <5 years 5-10 years >10 years Age Tenure 7.8 Years Average Tenure

Fiscal 2019 Executive Compensation Overview

Our 2019 compensation program includes meaningful changes to our STI and PSU designs implemented in response to investor feedback

Pay Element	Compensation Vehicle	Measurement Period	Performance Link
Base Salary	Cash	Fixed compensation	
Short-Term Incentive Program	Cash	One year New	Non-GAAP Net Income New
Long-Term Incentive Program	**PSUs** • CEO (60%) • Other named executive officers (50%)	• All PSUs subject to 3-year service-based vesting New • 87.5% based on 3-year performance period New • 12.5% based on 2-year performance period	• Relative TSR (50%) New • Revenue (25%) • Non-GAAP EPS (25%) • Pre-established relative Market Performance Adjustment ("MPA") for financial metrics • PSU payout based on relative TSR capped at 100% if absolute TSR is negative New
	RSUs • CEO (40%) • Other named executive officers (50%)	Pro-rata vesting over four years	Stock price performance

Allocation of Target Total Direct Compensation



Chief Executive Officer
Named Executive Officer Average (other than CEO)[1]
92%
Variable Pay – At Risk
86%
Variable Pay – At Risk
8%
Base Salary
14%
13%
Short-Term Incentive Program
(At Target Level)
16%
79%
Long-Term Incentive Program
(At Target Level)
70%

[1] Excludes Mr. Eulau, who was appointed Chief Financial Officer in May 2019 and was not subject to the same compensation arrangements as individuals who served as named executive officers for the full fiscal year

Western Digital.

© 2019 Western Digital Corporation or its affiliates. All rights reserved.

9

Compensation Aligned with Performance Results TOTAL: $17,121,474 TOTAL: $12,866,469 Fiscal 2019 Performance Results and Payouts 1 The fiscal 2018 LTI award value excludes a $2.6 million adjustment for a prior year (fiscal 2016-2017) PSU award that paid out in fiscal 2018 and was required to be reported in the Summary Compensation Table as compensation for fiscal 2018 in accordance with SEC and accounting rules. Our CEO’s total compensation as reported in the Summary Compensation Table for fiscal 2018 was $19,738,381; excluding the $2.6 million accounting adjustment results in total compensation of $17,121,474. Challenging market conditions adversely impacted our performance in fiscal 2019 This was reflected in our compensation payouts, in particular the fiscal 2019 STI results Fiscal 2019 STI: No payout Non-GAAP Net Income: Achievement at 45% of pre-established target Fiscal 2018 – 2019 PSU Awards: 79% Payout Revenue: achievement at 90% of pre-established target Non-GAAP EPS: achievement at 89% of pre-established target Relative MPA: Pre-established Market Performance Adjustment modifier made performance goals more difficult to achieve by increasing each target during the performance period Fiscal 2019 STI Payout: 0% Fiscal 2018-2019 PSU Award Payout: 79% CEO Compensation Year-Over-Year1

Equity is a critical tool for attracting and retaining talented employees in our industry; our broad-based equity compensation plan is a core component of our competitive compensation program 60% of equity is allocated to our engineers, who are integral to maintaining our market leadership and innovation In total, 93% of equity is allocated below our named executive officers (engineering and non-engineering) which enables us to remain competitive to attract and retain key talent Equity awards comprise a significant portion of our named executive officers’ target total direct compensation, tightly aligning executive and stockholder interests The Board carefully monitors share usage to manage the dilutive impact of awards granted under our broad-based equity compensation plan Overview of Our Equity Plan Proposal Broad-based and thoughtful equity usage promotes a focus on long-term, sustainable growth throughout our employee base 1Based on value at grant, assuming PSU performance at target We request your support to increase the number of shares available for issuance under the 2017 Performance Incentive Plan by 6 million shares NEOs Engineers All Other Employees Metric Fiscal 2017 Fiscal 2018 Fiscal 2019 Three-Year Average Gross burn rate 3.06% 2.12% 2.50% 2.56% Net burn rate 2.01% 1.62% 1.64% 1.76% Full dilution at end of year 9.15% 10.63% 9.94% 9.91%

Overview of Our Equity Plan Proposal We maintain a series of best practice and stockholder-friendly safeguards under the terms of the 2017 Performance Incentive Plan Limitations on annual grants to individuals Limit on non-executive director awards No repricing of stock options, stock appreciation rights (SARs) Dividends and dividend equivalents not payable on awards until vesting No in-the-money stock option or SAR grants Clawback policy Minimum vesting requirements Shares reacquired in connection with stock option exercises, SAR settlements, or payment of withholding taxes on stock options or SARs will not be available again for new grants Plan administered by Compensation Committee, consisting of independent non-executive directors

Commitment to Fostering a Sustainable Future Sound corporate responsibility is a focus of our Board, and our Governance Committee oversees our sustainability policies We recently published our 2018 Sustainability Report, which has been prepared in accordance with Core GRI Standards, as well as an ESG Data supplement for calendar year 2018, both available at www.westerndigital.com/company/corporate-sustainability Sustainable Products We take responsibility for how our products impact the environment and communities Ethical Business Working with integrity is a part of our culture—one that we work hard to maintain and enhance Vibrant Communities We believe that we should provide a positive social impact on the local communities in which we operate Stronger Workforce Our people are our most important asset. Calendar 2018 was a milestone year for our workforce as we continued to focus on creating a culture of inclusion (See Slide 14 for details) Responsible Supply Chain With our forward-thinking responsible supply chain program, we facilitate the change in supply chains being driven by a need for greater transparency Better Environment We are fully committed to responsible use of the Earth’s natural resources and we strive to minimize any impact on climate change as we work together to architect a better future

Creating a Culture of Inclusion Implementing unconscious bias training across the enterprise Creating a women’s leadership development program Initiating the development of a strategy to increase diversity in our candidate pipeline Publishing our Diversity and Inclusion Statement company-wide Conducting a pay equity analysis Expanding our Employee Resources Groups Recent Diversity & Inclusion Initiatives Creating a Unified Culture for All Employees We are committed to creating a culture of belonging for all of our employees across all levels of our organization Fiscal 2019 was a milestone year as we focused on creating a unified culture, amplifying the best of our three legacy companies, and architecting our path forward Formalized our Company’s vision and mission statement Hired our first ever VP of Diversity & Inclusion Transformed our HR function to focus on two primary areas: culture and people strategy, and diversity & inclusion In 2019, we received a perfect score in the HRC Foundation’s Corporate Equality Index and were recognized by Women’s Choice Award as Best Company for Millennials The success of Western Digital is predicated on the success of our workforce, and we are working to ensure that our employees are supported by an inclusive company culture

2019 Annual Meeting Western Digital values your support on the 2019 ballot items Our Board recommends: A vote FOR Proposal 1 to elect each of the eight director nominees named in the proxy statement A vote FOR Proposal 2 to approve on an advisory basis the compensation of the Company’s named executive officers A vote FOR Proposal 3 to approve the amendment and restatement of the 2017 Performance Incentive Plan A vote FOR Proposal 4 to ratify the appointment of KPMG LLP as our independent registered public accounting firm for fiscal 2020

Appendix

GAAP to Non-GAAP Reconciliation

In millions; unaudited

	Twelve Months Ended						
	FY07	FY08	FY09	FY10	FY11	FY12	FY13
GAAP OPERATING INCOME	**$ 415**	**$ 1,006**	**$ 519**	**$ 1,525**	**$ 781**	**$ 1,771**	**$ 1,266**
Amortization of acquired intangible assets	-	-	-	-	-	63	193
Stock-based compensation expense	48	37	47	60	69	92	137
Employee termination, asset impairment and other charges	-	-	94	-	-	80	138
Acquisition-related charges	-	49	14	-	17	153	7
Charges and insurance recoveries related to flooding, net	-	-	-	-	-	214	-
Charges related to arbitration award	-	-	-	-	-	-	681
Other	-	-	-	27	25	7	11
NON-GAAP OPERATING INCOME	**$ 463**	**$ 1,092**	**$ 674**	**$ 1,612**	**$ 892**	**$ 2,380**	**$ 2,433**
REVENUE	**$ 5,468**	**$ 8,074**	**$ 7,453**	**$ 9,850**	**$ 9,526**	**$ 12,478**	**$ 15,351**
GAAP OPERATING MARGIN	**7.6%**	**12.5%**	**7.0%**	**15.5%**	**8.2%**	**14.2%**	**8.2%**
NON-GAAP OPERATING MARGIN	**8.5%**	**13.5%**	**9.0%**	**16.4%**	**9.4%**	**19.1%**	**15.8%**

	Twelve Months Ended					
	FY14	FY15	FY16	FY17	FY18	FY19
GAAP OPERATING INCOME	**$ 1,791**	**$ 1,611**	**$ 466**	**$ 1,954**	**$ 3,617**	**$ 87**
Amortization of acquired intangible assets	195	163	258	1,162	1,185	968
Stock-based compensation expense	156	158	180	382	376	306
Employee termination, asset impairment and other charges	85	176	345	232	215	166
Acquisition-related charges	13	3	281	35	13	-
Charges related to cost saving initiatives	-	-	143	154	12	22
Charges and insurance recoveries related to flooding, net	(65)	(37)	-	-	-	-
Charges related to arbitration award	52	15	32	-	-	-
Manufacturing underutilization charges	60	52	-	-	-	264
Power outage charges	-	-	-	-	-	145
Other	-	-	(34)	13	(3)	66
NON-GAAP OPERATING INCOME	**$ 2,287**	**$ 2,141**	**$ 1,671**	**$ 3,932**	**$ 5,415**	**$ 2,024**
REVENUE	**$15,130**	**$ 14,572**	**$12,994**	**$19,093**	**$20,647**	**$16,569**
GAAP OPERATING MARGIN	**11.8%**	**11.1%**	**3.6%**	**10.2%**	**17.5%**	**0.5%**
NON-GAAP OPERATING MARGIN	**15.1%**	**14.7%**	**12.9%**	**20.6%**	**26.2%**	**12.2%**

Western Digital.
© 2019 Western Digital Corporation or its affiliates. All rights reserved.
17

GAAP to Non-GAAP Reconciliation In millions; unaudited Year Ended 6/28/2019 GAAP GROSS PROFIT $ 3,752 Amortization of acquired intangible assets 804 Stock-based compensation expense 48 Charges related to cost saving initiatives 11 Manufacturing underutilization charges 264 Power outage charges 145 Other 22 NON-GAAP GROSS PROFIT $ 5,046

Footnotes for GAAP to Non-GAAP Reconciliations This presentation contains the following financial measures that are not in accordance with U.S. generally accepted accounting principles (“GAAP”): non-GAAP gross profit, non-GAAP operating income and non-GAAP operating margin. These Non-GAAP measures are not in accordance with, or an alternative for, measures prepared in accordance with GAAP and may be different from Non-GAAP measures used by other companies. The company believes the presentation of these Non-GAAP measures, when shown in conjunction with the corresponding GAAP measures, provides useful information to investors for measuring the company’s earnings performance and comparing it against prior periods. Specifically, the company believes these Non-GAAP measures provide useful information to both management and investors as they exclude certain expenses, gains and losses that the company believes are not indicative of its core operating results or because they are consistent with the financial models and estimates published by many analysts who follow the company and its peers. As discussed further below, these Non-GAAP measures exclude the amortization of acquired intangible assets, stock-based compensation expense, employee termination, asset impairment and other charges, acquisition-related charges, charges related to cost saving initiatives, charges and insurance recoveries related to flooding, net, charges related to arbitration award, manufacturing underutilization charges, power outage charges, and other adjustments. The company believes these measures along with the related reconciliations to the GAAP measures provide additional detail and comparability for assessing the company's results. These Non-GAAP measures are some of the primary indicators management uses for assessing the company's performance and planning and forecasting future periods. These measures should be considered in addition to results prepared in accordance with GAAP, but should not be considered a substitute for, or superior to, GAAP results. As described above, the company excludes the following items from its Non-GAAP measures: Amortization of acquired intangible assets. The company incurs expenses from the amortization of acquired intangible assets over their economic lives. Such charges are significantly impacted by the timing and magnitude of the company's acquisitions and any related impairment charges. Stock-based compensation expense. Because of the variety of equity awards used by companies, the varying methodologies for determining stock-based compensation expense, the subjective assumptions involved in those determinations, and the volatility in valuations that can be driven by market conditions outside the company's control, the company believes excluding stock-based compensation expense enhances the ability of management and investors to understand and assess the underlying performance of its business over time and compare it against the company's peers, a majority of whom also exclude stock-based compensation from their non-GAAP results. Employee termination, asset impairment and other charges. From time-to-time, in order to realign the company's operations with anticipated market demand or to achieve cost synergies from the integration of acquisitions, the company may terminate employees and/or restructure its operations. From time-to-time, the company may also incur charges from the impairment of intangible assets and other long-lived assets. These charges (including any reversals of charges recorded in prior periods) are inconsistent in amount and frequency, and the company believes are not indicative of the underlying performance of its business. Acquisition-related charges. In connection with the company's business combinations, the company incurs expenses which it would not have otherwise incurred as part of its business operations. These expenses include third-party professional service and legal fees, third-party integration services, severance costs, non-cash adjustments to the fair value of acquired inventory, contract termination costs, and retention bonuses. The company may also experience other accounting impacts in connection with these transactions. These charges and impacts are related to acquisitions, are inconsistent in amount and frequency, and the company believes are not indicative of the underlying performance of its business. Charges related to cost saving initiatives. In connection with the transformation of the company's business combinations, the company has incurred charges related to cost saving initiatives which do not qualify for special accounting treatment as exit or disposal activities. These charges, which the company believes are not indicative of the underlying performance of its business, primarily relate to costs associated with rationalizing the company's channel partners or vendors, transforming the company's information systems infrastructure, integrating the company's product roadmap, and accelerated depreciation on assets. Charges and insurance recoveries related to flooding, net. From time-to-time, the company receives insurance recoveries related to losses or other events which occurred in a prior period. Such recoveries are inconsistent in amount and frequency. Charges related to arbitration award. In relation to an arbitration award for claims brought against the company by Seagate Technology LLC, which was satisfied in October 2014, and the related dispute over the calculation of post-award interest, which was resolved in February 2016, the company recorded loss contingencies. The resulting expense is inconsistent in amount and frequency.

Footnotes for GAAP to Non-GAAP Reconciliations (cont’d) Manufacturing underutilization charges. In response to flash business conditions, the company reduced its wafer starts at its flash-based memory manufacturing facilities operated through its strategic partnership with Kioxia Corporation (“Kioxia”, formerly Toshiba Memory Corporation). The temporary abnormal reduction in output resulted in flash manufacturing underutilization charges which are expensed as incurred. These charges are inconsistent in amount and frequency, and the company believes these charges are not part of the ongoing operation of its business. Power outage charges. In June 2019, an unexpected power outage incident occurred at the flash-based memory manufacturing facilities operated through the company's strategic partnership with Kioxia in Yokkaichi, Japan. The power outage incident resulted in the write-off of damaged inventory and unabsorbed manufacturing overhead costs which are expensed as incurred. These charges are inconsistent in amount and frequency, and the company believes these charges are not part of the ongoing production operation of its business. Other adjustments. From time-to-time, the company sells or impairs investments or other assets which are not considered necessary to its business operations, or incurs other charges or gains that the company believes are not a part of the ongoing operation of its business. The resulting expense or benefit is inconsistent in amount and frequency.